Exhibit 99.1

HARTMAN COMMERCIAL PROPERTIES REIT (HCP) ANNOUNCES THIRD
QUARTER EARNINGS AND REVENUES

Houston, Texas—November 4, 2003:

Hartman Commercial Properties REIT (“HCP”) announces today the results of its third quarter, ending September 30, 2003. All per share amounts reflect current shareholder balances through September 2003:

•                  Net Income Available to common shareholders decreased to $770,696 as compared to $963,054 in the third quarter of 2002.  This represents $0.157 per common share for the third quarter of 2003 as compared to $0.196 per common share for the third quarter of 2002.

•                  Revenues for the third quarter of 2003 were $5,034,083, down slightly from $5,112,764 for the third quarter of 2002.  This represents a 1.5% decrease when comparing third quarter 2003 to the same period in 2002.

•                  Occupancy for the overall portfolio was reported at 88.6% for the third quarter of 2003 as compared to 92.1% for the third quarter of 2002.

•                  The Board of Directors of HCP declared a dividend of $0.25 per common share for the third quarter of 2003, the same as for the third quarter of 2002.  This dividend represents a distribution of $1.00 per share on an annualized basis.  The dividend will be paid in three equal installments beginning in November 2003.

                Al Hartman, President of HCP, stated, “Revenues decreased in the third quarter of 2003 from the second quarter of 2003, because two large tenants, Kroger and Fleming Foods terminated their leases.  The 99 Cents Only stores, whose rent will not commence until the fourth quarter, replaced the major portion of both spaces. Also, several large unplanned revenue items occurred in the second quarter: a termination fee from Kroger, dividends and capital gain from temporary excess cash investment.”  Overall the occupancy has dropped from 92.1% to 88.6% in the past 12 months.

On the acquisition front, the Mason Road and 1400 West Belt properties (currently owned by entities affiliated with our management company) are being considered for acquisition at the end of the 4th Quarter, as both properties are now leased up and stabilized.

Additionally, Quitman Warehouse (another property owned by an affiliate of the management company) may become a candidate for acquisition upon its stabilization.

Bob Engel, Chief Financial Officer of HCP, noted that:

While Houston has been affected by the national recession, employment has risen slightly in 2003 and Houston is a favored real estate market when compared with other major metropolitan areas in the U.S.

Even though our occupancy dropped as a result of the Houston economic slowdown, it is expected that the occupancy and earnings should increase as the economy continues to recover.

Terry Henderson, Chief Financial Officer of Hartman Management, L.P. that manages HCP, said,

We want to remind everyone that the REIT is a registered public entity.  All the REIT’s public filings may be accessed by links on Hartman’s web site (www.hartmanmgmt.com) or by going to the SEC’s site (www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001175535&owner=include).”

Hartman Commercial Properties REIT is a Houston; Texas based real estate investment trust with 32 income producing properties including holdings in the retail, office and industrial/warehouse segments of the commercial property industry.  The REIT was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management L.P.  The current value of properties owned by Hartman Commercial Properties REIT is approximately $165,000,000.  For more information on HCP, please contact Hartman’s headquarters at (713) 467-2222 or (800) 880-2212.

                Statements about HCP’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside HCP’s control, that could cause actual results to differ materially from such statements.  While HCP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in “Risks Related to our Business” in HCP’s Registration Statement on Form 10, filed with the Securities and Exchange Commission.  A discussion of these factors, including risks and uncertainties, is set forth from time to time-in HCP’s filings with the Securities and Exchange Commission.  HCP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.